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                                                                     EXHIBIT 5.1

                                                           28 August 2000
                                                           Ref. No.: 00-0402
                                                                     A01727/15-8


Advanced Semiconductor Engineering, Inc.
26 Chin Third Road
Nantze Export Processing Zone
Nantze
Kaohsiung, Taiwan
Republic of China


                  RE: ADVANCED SEMICONDUCTOR ENGINEERING, INC.

Dear Ladies and Gentlemen:

         We are acting as special Republic of China ("ROC") counsel for Advanced Semiconductor Engineering, Inc. (the "Company"), a company limited by shares organized under the laws of the ROC, in connection with the preparation and filing with the United States Securities and Exchange Commission registration statement under the United States Securities Act of 1933, as amended (the "Securities Act"), and the offering of American Depositary Shares ("ADSs"), each ADS representing five common shares, par value NT$10 per share (the "Common Shares"), of the Company. The ADSs and the underlying Common Shares are being registered pursuant to a Registration Statement on Form F-1 under the Securities Act (the "Registration Statement").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, accuracy and completeness of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to matters of fact material to this opinion, we have made due inquiries with and relied on the statements of officers and other representatives of the Company, public officials or others.

         Based upon the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing as a company limited by shares under the laws of the ROC.
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2.    The Common Shares underlying the ADSs have been duly authorized, and will be issued, fully-paid and non-assessable when the purchase price for such common shares is duly paid.

3. Subject to the conditions and qualifications described in the Registration Statements, the section of the prospectus included in the Registration Statement entitled "Taxation - ROC Taxation", insofar as it relates to the ROC tax consequences currently applicable to the U.S. Holders described therein, accurately reflects the material ROC tax consequences of the ownership and disposal of ADSs.

      We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the above-mentioned Registration Statement and to the reference to our name under the headings "Risk Factors", "Taxation", "Enforceability of Civil Liabilities" and "Validity of Securities" in the prospectus included in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Act or the regulations promulgated thereunder.


                                                        Sincerely yours,

                                                        LEE AND LI





                                                        By /s/ PAUL S. P. HSU